                                                                  EXHIBIT (d)(2)

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 16, 20O4 among PENCIL ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and the other persons executing this Agreement whose signatures appear on a counterpart hereof (the "Stockholders").

      WHEREAS, DIXON TICONDEROGA COMPANY, a Delaware corporation (the "Company"), Fila-Fabbrica Italiana Lapis Ed Affini S.P.A., an Italian company and sole stockholder of Purchaser, are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition by Parent of the Company through a tender offer (the "Offer") made by Purchaser for all of the outstanding shares of the Company's Common Stock, $1.00 par value ("Common stock"), and the subsequent merger (the "Merger") of Purchaser into the Company; and

      WHEREAS, each stockholder is the beneficial owner of that number of shares of Common Stock (the "Shares") and is also indebted to the Company in the amount set forth on Annex I attached hereto.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements set forth herein, the parties hereto agree as follows:

                   ARTICLE I. SALE AND PURCHASE OF THE SHARES

      1.01 Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2.02 hereof (the "Closing"), each Stockholder will sell, transfer, assign and deliver or cause to be delivered the Shares to Purchaser, and Purchaser will purchase the Shares from each Stockholder. At Purchaser's written request, each Stockholder shall tender to Purchaser in the Offer his or her shares subject to this Agreement.

      1.02 Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of each Stockholder contained herein and in full payment for the shares, Purchaser will deliver at the closing by wire transfer of immediately available funds to each Stockholder

                                                                  EXECUTION COPY

an aggregate amount equal to the product of (A) $7.00 in cash (or any higher price which may be paid pursuant to the Offer) and (B) the number of Shares beneficially owned by such Stockholder (such product, the "Purchase Price"). At the Closing, each Stockholder will deliver, or cause to be delivered, to Purchaser certificates representing the Shares duly endorsed to Purchaser or accompanied by stock powers duly executed by such Stockholder in blank, together with a duly executed Substitute Form W-9 or equivalent form for corporate entities. In the event that any Stockholder receives, on or after the date hereof, any dividend or distribution paid or distributed in respect of any Shares purchased hereunder at any time, such Stockholder shall pay, or cause to be paid, to Purchaser such dividend or distribution (and all dividends and distributions and amounts received in respect of any securities or other assets which are themselves payable pursuant to this sentence) upon either the Closing or promptly following the receipt of any such dividend or distribution, whichever occurs last, it being understood that nothing in this sentence shall require such Stockholder to pay to Purchaser the Purchase Price received by it hereunder. In the event that, after the date hereof, any Stockholder shall become the beneficial owner of any shares of Common Stock in addition to the number of shares appearing opposite such Stockholder's name at the foot of this Agreement, such additional shares of Common Stock shall be deemed "Shares" subject to purchase and sale pursuant to this Agreement and subject to all terms and conditions of this Agreement.

      1.03 The Purchaser shall be entitled to withhold from the Purchase Price due to any Stockholder, and to pay to the Company, the amount of any indebtedness (plus accrued interest, the "Indebtedness") due from such stockholder to the Company. The amount of any such Indebtedness is set forth on Annex I hereto.

              ARTICLE II. CONDITIONS TO PARTIES' OBLIGATIONS, ETC.

      2.01 (A) The obligations of Purchaser to purchase and pay for the Shares pursuant to this Agreement .shall be subject to the fulfillment of the following conditions: (a) no preliminary or permanent injunction or other order against the delivery of the Shares or prohibiting the consummation of any of the transactions contemplated hereby or by the Merger Agreement issued by any court of competent jurisdiction shall be in effect, (b) the representations and warranties made by each

                                                                  EXECUTION COPY

Stockholder in Article III hereof shall be true in all material respects as of the date of this Agreement and as of the time of the Closing, (c) all conditions to the Offer set forth in Exhibit A to the Merger Agreement shall have been satisfied or waived, and (d) Purchaser, substantially simultaneously with the purchase of the Shares pursuant to this Agreement, shall have purchased all shares of Common Stock (if any) validly tendered and not properly withdrawn pursuant to the terms of such Offer.

      (B) The obligations of each Stockholder to sell the Shares pursuant to this Agreement shall be subject to the fulfillment of the conditions set forth in clause (a) of section 2.01 (A) and to the further conditions that (i) the representations and warranties made by Purchaser in Article IV hereof shall be true in all material respects as of the date of this Agreement and as of the time of the Closing, and (ii) Purchaser (or one of its affiliates) shall have commenced the Offer and purchased all shares of Common Stock (if any) validly tendered and not properly withdrawn pursuant to the terms of such offer.

      2.02 The Closing of the purchase by Purchaser of the Shares contemplated by Section 1.01 of this Agreement shall take place substantially simultaneously with the closing of the Offer and immediately following the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions set forth in this Article II. The Closing shall take place at the offices of the Purchaser's attorneys, or at such other place as the parties hereto shall mutually agree.

      2.03 Upon the termination of the Merger Agreement pursuant to the provisions of Article VI thereof, this Agreement also shall terminate without any adverse consequence to the Stockholders and without any further action by the parties hereto.

      2.04 It is expressly understood and agreed that the Stockholders are entering into this Agreement solely in their capacity as stockholders of the Company, and nothing contained herein shall restrict or limit their rights, duties or fiduciary obligations as directors or officers of the Company, including without limitation their rights, duties and obligations under Section
4.3 of the Merger Agreement.

         ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Stockholder Represents and warrants to Purchaser as follows:

                                                                  EXECUTION COPY

      3.01 Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to sell, assign, transfer and deliver to Purchaser the Shares pursuant to the terms and conditions of this Agreement. Such Stockholder has sole voting power and sole power of disposition with respect to all of the Shares with no restrictions material to this Agreement on the Stockholder's voting rights or rights of disposition pertaining thereto, and the Shares constitute all shares of Common Stock beneficially owned by the Stockholder.

      3.02 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Purchaser, such agreement constitutes a valid and binding agreement of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect generally affecting the rights of creditors and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will conflict with or constitute a material violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such agreement.

      3.03 Each Stockholder has good title to the number of Shares appearing opposite his or its name, free of all claims, liens, options, charges, security interests or other legal or equitable rights and encumbrances of whatsoever nature (collectively, "Encumbrances"), and there exist no restrictions on the voting rights pertaining thereto, and Purchaser shall receive at the Closing good title to all Shares purchased from such Stockholder, free of all Encumbrances, and with no restriction on the voting rights pertaining thereto.

                                                                  EXECUTION COPY

      3.04 Such Stockholder's United States taxpayer identification number is as set forth beneath his or its signature below or on Schedule I hereto.Such Stockholder is not a foreign person as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

            ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to each Stockholder as follows:

      4.01 Purchaser is duly organized, validly existing and in good standing under Delaware law and has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      4.02 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming this Agreement has been duly and validly authorized, executed and delivered by each Stockholder, this Agreement constitutes a valid and binding agreement of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect generally affecting the rights of creditors and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.03 Purchaser is acquiring the Shares for its own account and not with a view to the public distribution thereof and will not offer to sell or otherwise dispose of the Shares so acquired in violation of the Securities Act of 1933, as amended.

                    ARTICLE V. COVENANTS OF THE STOCKHOLDERS

      5.01 Each Stockholder hereby covenants and agrees that, on and after the date hereof and during the term of this Agreement, such Stockholder will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of or limit its right to vote in any manner, or otherwise encumber, any of the Shares which are the subject matter of this Agreement, or enter into any agreement to do any of the foregoing, except pursuant to

                                                                  EXECUTION COPY

Sections 1.01, 1.02 and 5.02 hereof. No Stockholder will take any action that would have the effect of preventing or disabling such Stockholder from performing his or its obligations under this Agreement.

      5.02 Subject in all respects to Sections 2.03 and 2.04 hereof, effective upon the execution of this Agreement, each Stockholder appoints Greg Byrne and Massimo Candela, and each of them, with power of substitution in each, as proxies. (a) to vote the shares at any meeting of stockholders of the Company or any adjournment or adjournments thereof or (b) to execute and deliver consents with respect to the Shares upon any and all such matters as each such proxy or his substitute shall in his sole discretion deem proper. Each Stockholder intends this proxy to be irrevocable and coupled with an interest. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to any of the Shares. Subject in all respects to Sections 2.03 and 2.04 hereof, effective upon the execution and delivery of this Agreement, each Stockholder hereby agrees to vote the Shares in favor of the approval of the Merger and adoption of the Merger Agreement at any meeting of stockholders of the Company or any adjournment or adjournments thereof and in opposition to any transaction or action inconsistent with the Merger or the Merger Agreement and, if requested by Purchaser, to execute and deliver a consent to the approval of the Merger and adoption of the Merger Agreement and in opposition to any transaction or action inconsistent with the Merger or the Merger Agreement.

      5.03 Each Stockholder shall, as soon as practicable after the execution and delivery of this Agreement, take all reasonable action required, if any, (i) to obtain all waivers, consents, approvals and agreements of any third parties, including governmental authorities, necessary or advisable to authorize, approve or permit the purchase and sale of Shares pursuant hereto, (ii) to release all encumbrances, if any, on the Shares, and (iii) to cooperate with Purchaser in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including government agencies or officials), challenging this Agreement.

      5.04 Simultaneously with the purchase of his Shares, each Stockholder who is a director of the Company shall submit his written resignation as a director of the Company effective as of the date of such resignation.

                                                                  EXECUTION COPY

                            ARTICLE VI. MISCELLANEOUS

      6.01 In the event the Company institutes any change in the Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares or the like, the number and kind of shares subject hereto and the Purchase Price shall be appropriately adjusted to reflect changes made in the Common Stock.

      6.02 This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law. This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

      6.03 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      6.04 From time to time, at Purchaser's request and without further consideration, each Stockholder will execute and deliver to Purchaser such documents and take such action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Purchaser good title to the Shares being sold by such Stockholder, including, but not limited to, using its best efforts to cause the Company's transfer agent to transfer the shares on the transfer books of the Company to Purchaser.

      6.05 This Agreement will be binding upon, inure to the benefit of and be enforceable by (i) each Stockholder and such Stockholder's heirs, beneficiaries, representatives, successors and assigns, and (ii) Purchaser's successors and permitted assigns. Each Stockholder agrees that damages would be an inadequate remedy for breach of this Agreement and that the obligations of the parties hereto shall be enforced by the remedies of specific enforcement and injunctive relief. This Agreement may not be assigned by the parties hereto, except that Purchaser may assign its rights hereunder to any direct or indirect subsidiary of Purchaser.

      6.06 In furtherance of this Agreement, each Stockholder hereby agrees to cause, within five business days of the date hereof, all certificates for the Shares to be legended to the effect that they are subject to the terms of this Agreement (and

                                                                  EXECUTION COPY

that this Agreement places limits on the voting and transfer of the Shares), and each Stockholder acknowledges that the Company, pursuant to Section 4.11 of the Merger Agreement, is issuing stop transfer instructions to the transfer agent for the Common Stock with respect to any transfer of Shares other than to Purchaser or any its affiliates.

      6.07 This Agreement, and the documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties hereto with respect to its subject matter, and each party hereto represents and acknowledges that it has not relied in any way upon any other agreements or understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties hereto. Any condition to a party's obligations hereunder may be waived by such party.

      6.08 All notices, claims certificates, requests, demands and other communications hereunder ("notices") will be given in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) or by facsimile transmission as follows (or at such other address for a party as shall be specified by like notice):

      (a) If to the Purchaser, to:

                  Robert W. Forman
                  Shapiro Forman Allen Miller & McPherson LLP
                  380 Madison Avenue
                  New York, NY 10017

                  Fax no. 212 557-1275

      (b) If to any stockholder, to the address set forth below such stockholder's signature below, with a copy to:

                                                                  EXECUTION COPY

                  Vernon R. Proctor, Esquire
                  The Bayard Firm
                  222 Delaware Avenue, Suite 900
                  Wilmington, DE 19801

                  Fax. No. 302 658-6395

      6.09 In the event any party shall commence any legal proceeding to enforce its rights under this Agreement, the prevailing party or parties in such proceeding shall be entitled all legal fees and expenses incurred by it or them in connection with such proceeding from the other party or parties. A party commencing any proceeding shall not be deemed to be a prevailing party unless it shall have obtained a final judgment in its favor in such proceeding that is no longer subject to appeal.

      6.10 The parties agree to cooperate in connection with obtaining all regulatory approvals, if any, required to be obtained in connection with this Agreement, so as to minimize costs to be incurred by each of the parties.

                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        /s/ Gino Pala
                                        ---------------------------------------
                                        Gino Pala

                                        /s/ Gino Pala
                                        ---------------------------------------
                                        Gino Pala, as trustee of
                                        the Janice Pala Declaration
                                        of Trust

                                        /s/ Richard F. Joyce
                                        ---------------------------------------
                                        Richard F. Joyce, individually
                                        and as joint tenant with
                                        Deborah P. Joyce

                                        /s/ Richard Asta
                                        ---------------------------------------
                                        Richard Asta

                                        /s/ Len Dahlberg
                                        ---------------------------------------
                                        Len Dahlberg

                                        /s/ John Adornetto
                                        ---------------------------------------
                                        John Adornetto

                                        /s/ Laura Hemmings
                                        ---------------------------------------
                                        Laura Hemmings

                                        /s/ Deborah P. Joyce
                                        ---------------------------------------
                                        Deborah P. Joyce,(a)
                                        individually, (b) as Trustee
                                        of the Second Janice Pala
                                        Declaration of Trust, (c) as
                                        Custodian Shares in the names
                                        of Ryan F. Joyce, Kyle P. Joyce,
                                        Kevin M. Joyce and Daniel P. Joyce
                                        and (d) as Joint Tenant With
                                        Richard F. Joyce

                                                                  EXECUTION COPY

                                        PENCIL ACQUISITION CORP.

                                        By: /s/ Massimo Candela
                                            -------------------------------
                                             Massimo Candela
                                             President

                                                                  EXECUTION COPY

                                     ANNEX I

                                                     Indebtedness (including
                                  No. of Shares         accrued interest
        Stockholder             Beneficially Owned      through 11/30/04)
        -----------             ------------------      -----------------
Gino N. Pala                         485,670               $208,997.38

Gino N. Pala as Trustee of
Janice Pala Trust dated
1/24/91                              150,000

Gino N. Pala as Custodian for
Grandchildren                         12,800

Richard F. Joyce                      42,145               $133,618.83

Richard F. Joyce and Debbie
Joyce jointly                          3,310

Debbie Joyce                           2,900

Debbie Joyce as Trustee for
UA dated 5/11/92                      97,420

Laura Hemmings                         6,365               $ 19,087.04

Debbie Joyce as Custodian for
Ryan Joyce                             5,800

Debbie Joyce as Custodian for
Kyle Joyce                             9,120

Debbie Joyce as Custodian for
Kevin Joyce                            9,120

Debbie Joyce as Custodian for
Daniel Joyce                           9,120

Leonard D. Dahlberg, Jr.               8,094               $ 54,068.45

Richard A. Asta                       58,145               $130,485.10

John Adornetto                        11,815               $ 33,127.74